Exhibit 99.1

SECOND AMENDMENT
TO THE
BLUEBIRD BIO, INC.
2013 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, bluebird bio, Inc., a U.S. corporation incorporated under the laws of the state of Delaware (the “Company”), maintains and operates the bluebird bio, Inc. 2013 Employee Stock Purchase Plan, as amended (the “ESPP”), which was previously adopted by the Board of Directors of the Company (the “Board”) and the stockholders of the Company in 2013, and amended by the Board in 2017;

WHEREAS, the Board believes that the number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), remaining available for issuance under the ESPP has become insufficient for the Company’s anticipated future needs under the ESPP;

WHEREAS, Section 18 of the ESPP provides that the Board may amend the ESPP at any time, subject to certain conditions set forth therein; and

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the ESPP to increase the aggregate number of shares of Common Stock available for issuance under the ESPP from 238,000 shares to 1,638,000 shares.

NOW, THEREFORE the ESPP be and it is hereby amended, subject to approval of the Company’s stockholders, in the following particulars:

1. Amendment of ESPP to Increase Shares. By deleting the current second sentence of the first paragraph of the ESPP in its entirety and substituting the following sentence in lieu thereof:

“One million six hundred thirty-eight thousand (1,638,000) shares of Common Stock in the aggregate have been approved and reserved for this purpose.”

2. Effective Date of Amendment. This Amendment to the ESPP shall become effective upon the date that it is approved by the Company’s stockholders in accordance with applicable laws and regulations at an annual or special meeting held within twelve months of the date it is adopted by the Board.

3. Other Provisions. Except as set forth above, all other provisions of the ESPP shall remain unchanged.

ADOPTED BY THE BOARD OF DIRECTORS: April 9, 2021

APPROVED BY THE STOCKHOLDERS: June 15, 2021